EXHIBIT 10.13

Sangamo BioSciences, Inc.

Point Richmond Tech Center

501 Canal Blvd., Suite A100

Richmond, CA 94804

510-970-6000 510-236-8951 (Fax)

August 16, 2010

Curt Herberts

Dear Curt:

It is my pleasure to offer you the following position at Sangamo BioSciences, Inc:

Title:	Director, Corporate Development
Reporting to:	David Ichikawa, Senior Vice President, Business Development
Salary:	$190,000 base pay per annum, (paid semi-monthly) and eligible for annual bonus commencing with the 2011 plan year
Starting Date:	On October 11, 2010
Stock Options:	35,000 shares, subject to the approval of the Board of Directors and rules of vesting schedule described in the Sangamo BioSciences, Inc. Stock Option Plan
Signing Bonus:	10,000 (to be repaid in full should you resign your position within 12 months)
Benefits:

A group medical plan is in place with Aetna. Your specific choice of options within the plan determines the employee contribution toward premiums. Other benefits include dental insurance, short-term and long term disability insurance, life insurance, a Section 125 flexible spending plan, a 401(k) retirement savings plan, employee stock purchase plan, 15 vacation days, 10 paid holidays and 10 sick days per year.

I know you are fully aware of the extraordinary effort required to build a first rate organization. I am confident that you will succeed in the tasks at hand. Please sign and date both copies of this employment offer letter to indicate your acceptance, and return one copy to us for our files.

Sincerely,

/s/ Edward Lanphier

Edward Lanphier

President and Chief Executive Officer

cc:personnel file payroll	Accepted: /s/ Curt A. Herberts 08/19/10 Curt HerbertsDate

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